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                                                                   EHXIBIT 10.31


                                    AGREEMENT

       This Agreement is effective as of the 1st day of August, 1995, between Grant G. Murray ("Murray") and Mercury Air Group, Inc. ("Mercury"), collectively referred to as "the parties." This Agreement, once properly executed by the parties, is a contract which supersedes any and all prior contracts, whether written, oral or implied in law or in fact between the parties.

                                    RECITALS

       WHEREAS Murray has resigned his employment with Mercury effective July 6, 1995, which resignation has been accepted by Mercury; and,

       WHEREAS Murray and Mercury wish to resolve any and all disputes, claims, or potential disputes or claims arising out of Murray's employment with Mercury, and/or arising out of any contracts which the parties entered into during the time frame in which Murray was employed by Mercury; and

       WHEREAS the parties wish to extinguish all obligations arising out of any and all such contracts between them, or potentially arising out of any and all such contracts between them, whether such contracts are claimed to be oral or written, or implied in law or in fact, by entering into this Agreement which, in return for the mutual considerations set forth below, establishes all present and future rights and obligations of the parties, and specifically supersedes any and all prior contracts, agreements, or commitments which either party claims exist now, or may claim to exist at any time in the future; and

       WHEREAS the parties wish to release one another from any and all claims, demands and actions, whether known or unknown, and whether in law or in equity, or of

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an administrative nature arising out of any conduct or activity of either party at any time prior to the effective date of this Agreement,

       NOW THEREFORE, in contemplation of the intentions of the parties as set forth in the foregoing recitals, and in consideration for the covenants, conditions, payments, and restrictions as they relate to one party, the other party, or both, as set forth below, the parties do hereby agree as follows:

                                      TERMS

       1. In consideration for the payment to Murray by Mercury of Two Hundred Seventy Five Thousand and No/100 Dollars ($275,000), in accordance with the schedule set forth below, Murray specifically agrees:

          a. to relinquish any and all claims he has, might have, or might claim to have in any stock options issued to him by Mercury, or purportedly issued to him by Mercury, at any time whatsoever; and

          b. to sell to Mercury One Hundred Ten Thousand (110,000) shares of common stock owned, or claimed to be owned by Murray, either in whole or in part, under a stock purchase agreement previously executed by Murray, which agreement is now expressly extinguished by virtue of this Agreement. The sale of the One Hundred Ten Thousand (110,000) shares of common stock shall be effective and all of Murray's right, title and interest to such shares shall be transferred to Mercury upon receipt by Murray of the initial Seventy Five Thousand and No/100 Dollars ($75,000) payment in accordance with the following payment schedule:

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       Initial payment of Seventy Five Thousand and No/100 Dollars ($75,000) to
       Murray by Mercury upon execution of this Agreement, followed by four (4) additional quarterly payments in the amount of Fifty Thousand and No/100 Dollars ($50,000) each, commencing with an initial Fifty Thousand and No/100 Dollars ($50,000) quarterly payment on November 1, 1995, and followed thereafter by similar Fifty Thousand and No/100 Dollars ($50,000) payments on February 1, 1996, May 1, 1996, and August 1, 1996. The only exception to this payment schedule involves the first quarterly installment of Fifty Thousand and No/100 Dollars ($50,000) scheduled to be paid on November 1, 1995. Murray specifically agrees that there is presently due and owing to Mercury an obligation by Millionaire of Long Beach in the amount of Forty Four Thousand, Seven Hundred Ninety Five and 59/100 Dollars ($44,795.59). Millionaire of Long Beach is a company in which Murray holds an ownership interest, and Murray agrees that he will use his best efforts to assure that the amount owing is paid to Mercury in full on or before November 1, 1995. Murray specifically agrees that in the event the obligation by Millionaire of Long Beach has not been paid in full by November 1, 1995, Mercury's obligation to Murray to pay the first Fifty Thousand and No/100 Dollars ($50,000) quarterly

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       installment payment will be reduced by the amount of any remaining obligation owed to Mercury by Millionaire of Long Beach. Murray will only receive the difference between such amount as is owed by Millionaire of Long Beach to Mercury and the Fifty Thousand and No/100 Dollars ($50,000) he otherwise would be scheduled to receive on November 1, 1995, and Murray specifically agrees that no future claim or demand will be made by him for any such amount by which his initial quarterly installment payment is reduced, and in the event any claim or demand is ever made by Millionaire of Long Beach or any stranger or third party hereto, Murray will defend, indemnify and hold Mercury harmless from and against any such claim or demand.

       2. Upon execution of this Agreement, Murray releases, acquits and forever discharges S.K. Acquisition, Inc., Seymour Kahn, Mercury, and all of its employees, agents, officers, directors, attorneys, affiliates, successors and assigns from any and all claims, demands, and causes of action, whether in law or in equity, including, but not limited to, any and all administrative claims, for any compensation due, or allegedly due, whether for wages, commissions, bonuses, benefits or any other form of compensation earned or claimed to have been earned during Murray's employment with Mercury.

       3. As further consideration for Murray's release of any and all claims against Mercury, and its officers, directors, employees, agents, attorneys, affiliates and/or assigns, whether known or unknown, and whether arising in law or in equity, and whether for tort

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or contractual damages, or other relief arising under common law or statute,
Mercury agrees to pay all premiums due for continuation of the medical insurance which currently affords coverage to Murray, through and including December, 1995.

       4. As further consideration for Murray's release of all claims, whether known or unknown, as set forth herein, and in return for Murray's acceptance of all of the covenants, conditions and restrictions running in favor of Mercury as also set forth herein, Mercury agrees to release Murray from any and all claims, whether known or unknown, whether in law or in equity, and whether arising out of any contract, written or oral, implied in law or in fact, previously entered into or claimed to have been entered into between the parties during Murray's employment with Mercury.

       5. In consideration for the payments to him by Mercury as set forth herein, and in consideration for Mercury's release of all claims it has or may have against him through and including the effective date of this Agreement, Murray expressly covenants that he will not, at any time during the effective term of this Agreement, which runs from date of execution through and including August 1, 1996, the date for the final Fifty Thousand and No/100 Dollars ($50,000) installment payment by Mercury to Murray, engage in any activity of any kind or nature whatsoever in direct or indirect competition with Mercury. For purposes of this Agreement, "direct competition" is defined as any conduct by Murray, or at his direction, involving the design, development, production, promotion, consulting, or sale of products or services competing with Mercury's products or services, and "indirect competition" is defined as any employment of Murray by, or affiliation with, any competitor of Mercury or third party which provides products or services which compete with Mercury's products or services.

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       6. Murray acknowledges and by executing this Agreement confirms his understanding that the covenant not to compete with Mercury contained in the preceding paragraph number 5 is an essential condition of this contract. Specifically, Murray acknowledges that he has had an opportunity to consider the ramifications of such covenant not to compete, and he has had an opportunity to consult freely with counsel of his choice, prior to execution of this Agreement, concerning the ramifications of said covenant not to compete. Murray hereby expressly confirms that he is voluntarily waiving any and all legal challenges which he has, or might ever have, concerning the scope, duration or enforceability of the covenant not to compete. Murray understands that by executing this Agreement which contains this express covenant not to compete, he is significantly restraining his own opportunities or potential opportunities during the effective term of this Agreement to pursue employment, or any other type of agency relationship or business affiliation with any business organizations, individuals or entities which engage in or intend to engage in business activities which compete with Mercury's business activities. Murray hereby acknowledges his thorough understanding of the ramifications of executing this Agreement, and freely and fully accepts the conditions of this Agreement which preclude him from pursuing opportunities which he might otherwise pursue during the effective term of this Agreement.

       7. The parties recognize that the covenant not to compete by Murray constitutes an essential, material term of this Agreement, any breach of which would be substantially detrimental to Mercury. The parties further recognize that in the event of any breach by Murray of the covenant not to compete, it would be difficult, if not impossible to affix damages with sufficient particularity to compensate Mercury for such breach. Therefore,

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and recognizing such difficulty, Murray specifically agrees that in the event of a breach by him of the covenant not to compete with Mercury, liquidated damages are fixed by this Agreement, in lieu of any and all other claims for damages which Mercury would have, or might assert, as a consequence of such breach. The measure of liquidated damages in the event Murray breaches the covenant not to compete will be the immediate cessation of any and all payments then remaining due to Murray from Mercury under the schedule for payments set forth above, along with the immediate cessation of any and all other consideration due to Murray under the terms of this Agreement, whether monetary or otherwise.

       8. As further consideration for Murray's covenant not to compete with Mercury, Mercury agrees to negotiate with Murray in good faith to attempt to enter into a separate agency agreement with Murray, whereby Murray will be financially compensated by Mercury for procuring selected new business accounts for Mercury, on terms to be agreed upon between the parties. The separate agreement contemplated herein will allow the parties to identify certain accounts with which Mercury presently does not have a business relationship, and with whom a business relationship is desired by Mercury. In the event Murray succeeds in procuring such identified new accounts for Mercury, and subject to Mercury's receipt of payment for goods and/or services provided by Mercury to said new accounts, Murray will be entitled to compensation pursuant to an agreed upon formula between the parties, as set forth in the contemplated separate agreement. Nothing in the contemplated separate agreement shall be construed to create an employment relationship between the parties, but rather, the contemplated separate agreement will be prepared to reflect an understanding between the parties that Murray is to serve as an

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independent agent exclusively for Mercury and Mercury will treat any payments to
Murray under the terms of the separate agreement as though it was a "finder's arrangement" to the extent Murray succeeds in generating new business with select accounts as identified by the parties. In the event the parties are unable to agree upon mutually acceptable terms for this contemplated separate agreement, all remaining terms and conditions of this Agreement will remain in full force and effect and continue to be binding upon the parties.

       9. The parties acknowledge that in connection with the negotiations leading up to the preparation and execution of this Agreement, Mercury was furnished a letter dated July 21, 1995, from Michael Lindsey, on behalf of Aircraft Commodities Corporation, specifically confirming that a contract dated November 25, 1992, between Aircraft Commodities Corporation and Mercury was void, of no further force and effect, and Aircraft Commodities Corporation specifically released Mercury from any and all claims, known and unknown, arising under or claimed to arise under said contract, in return for a similar agreement by Mercury to release Aircraft Commodities Corporation from any claims, commissions or actions of any nature that Mercury may have or claim to have against Aircraft Commodities Corporation arising out of the contract with Mercury dated November 25, 1992. A copy of the Aircraft Commodities Corporation letter dated July 21, 1995 is attached hereto as Exhibit A, and incorporated fully by this reference. A copy of Mercury's letter to Aircraft Commodities Corporation dated August 8, 1995, is attached hereto as Exhibit B, and incorporated fully by this reference. By virtue of these documents referenced Exhibits A and B, respectively, the parties acknowledge that Mercury on the one hand, and Aircraft Commodities Corporation on the other hand, have expressly agreed that the contract between them dated November 25, 1992 is of no further force and effect,

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and neither party will take action of any kind or make demand or claim of any nature whatsoever against the other, as a consequence of, or arising out of the business relationship contemplated by said contract. In the event, however, that Aircraft Commodities Corporation initiates any action against Mercury arising out of or in connection with said contract, or makes any demand or claim upon Mercury for any commissions or other compensation due or allegedly due under the terms of said contract, Murray expressly agrees hereby to defend, indemnify and hold Mercury harmless from and against any and all such claims, demands, actions, or causes of action as may be asserted by Aircraft Commodities Corporation.

       10. As further consideration to Murray under the terms of this Agreement, Mercury agrees to forgive any and all debts or obligations owed by Murray or claimed to be owed by Murray to Mercury, including, but not limited to, any loans, advances or forgiveness of payments made by or on behalf of Murray at any time prior to execution of this Agreement. In addition, Mercury expressly acknowledges that prior to its execution of this Agreement, it has received the original "Option Share Agreement" from Murray, representing Murray's full and complete relinquishment of any claim or entitlement under said Option Share Agreement. Further, prior to execution of this Agreement, Mercury expressly warrants that no claim or demand for payment will be made upon Murray with respect to the promissory note executed by Murray in favor of SK Acquisition, Inc., in connection with the loan to Murray for purposes of acquiring common stock in Mercury. It is expressly agreed that Murray will have no further obligations of any kind whatsoever in connection with said promissory note, upon execution of this Agreement.

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       11. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California. With the exception of the liquidated damages provision for any breach by Murray of the covenant not to compete during the effective term of this Agreement, any and all other breaches of this Agreement, or alleged breaches of this Agreement shall be subject to resolution solely and exclusively by way of binding arbitration. The parties expressly agree that in return for valuable consideration as set forth in this Agreement, the parties waive any right or entitlement to proceed with any legal action in the event of any breach or alleged breach of this Agreement. Rather, and with the sole exception of any action involving the breach or alleged breach of the covenant by Murray not to compete with Mercury, any and all other claims or disputes shall be resolved exclusively and conclusively by way of mandatory binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. In the event of arbitration, the parties shall each pay their respective share for any and all fees or costs charged in connection with the arbitration, and each party shall pay for his or its attorneys' fees in connection with any such activity. The prevailing party in any action which proceeds to binding arbitration shall be entitled to complete reimbursement for his or its costs associated with the arbitration, and for his or its attorneys' fees incurred in connection with prosecuting or defending his or its position.

       12. Notwithstanding the liquidated damages provisions specified in this Agreement for breach of the covenant by Murray not to compete with Mercury during the effective term of this Agreement, nothing in this Agreement shall be construed as to

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prevent Mercury from immediately seeking appropriate injunctive relief in any court of competent jurisdiction in the event Murray breaches, or is alleged to be breaching the covenant not to compete with Mercury. It is expressly understood by Murray that in the event he breaches the covenant not to compete, Mercury is entitled to pursue injunctive relief in any court of competent jurisdiction, in addition to invoking the liquidated damages provisions of this Agreement.

       13. The parties agree that they will use their best efforts to facilitate the prompt preparation and execution of the separate agreement contemplated in paragraph 8 above. In addition, and prior to execution of this Agreement, the parties will use their best efforts to procure, deliver, and/or sign any and all such documents as are necessary to effect the purposes of this Agreement. One such document which will require execution by the parties to effect the purposes of this Agreement is a letter of instruction to Marvin Goldstein, Esq., escrow agent for the common stock which is being relinquished by Murray and repurchased by Mercury in accordance with the terms of this Agreement. A letter has been prepared for this purpose, and is attached hereto as Exhibit C.

       14. The parties confirm that this Agreement shall not be construed by either Mercury or Murray as having been drafted by one party or the other. This Agreement is the product of arms length negotiations between the parties, and neither party shall argue or contend that this Agreement was drafted by the other, so as to claim that any terms or provisions of this Agreement should be construed in favor of one particular party or the other, on the basis that one particular party or the other drafted this Agreement.

       15. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect for the term

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of this Agreement. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

       IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date specified above.


                                            ------------------------------------
                                                              GRANT G. MURRAY




                                               MERCURY AIR GROUP, INC.



                                            By:
                                               ---------------------------------
                                                                 SEYMOUR KAHN
                                                                     Chairman



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